Exhibit 99.1

NEWS RELEASE

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793
	john.jacunski@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Enters Into Consent Decree to Resolve Fox River Environmental Liability

York, PA, January 4, 2019: Glatfelter (NYSE: GLT) today announced that it has entered into a consent decree with the United States Government, the State of Wisconsin, and Georgia-Pacific Consumer Products, under which Glatfelter expects to fully resolve its liability for the Lower Fox River and Green Bay environmental remediation and related Superfund litigation.  The consent decree is subject to approval by the United States District Court for the Eastern District of Wisconsin.

The Lower Fox River and Green Bay site involves the remediation of polychlorinated biphenyls (PCBs) from the bed of the river, and has been the source of complex, multi-party litigation since 2008.

Under the terms of the settlement, Glatfelter agrees to pay to the United States $20.5 million to resolve all claims for past government cleanup, enforcement, and oversight costs and natural resources damages.  Glatfelter will also be responsible for payment of future oversight costs.  In addition, Glatfelter will be primarily responsible to perform the long-term monitoring and maintenance work in certain portions of the site, with Georgia-Pacific performing that work in other portions of the site.  Pursuant to a prior consent decree entered into between NCR Corporation, Appvion, Inc., and the governments, NCR Corporation is obligated to complete the remediation work.  Glatfelter, along with another prior settling party, cleaned up the upstream portion of the river pursuant to a consent decree entered into in 2004, and has continuing monitoring and maintenance obligations under that consent decree.

Glatfelter has entered into a contract with Foth Infrastructure and Environment to perform the long-term monitoring and maintenance work for which Glatfelter is primarily responsible under this new consent decree, as well as Glatfelter’s earlier consent decree, for a fixed stream of remaining payments totaling $10.9 million over 29 years.  If approved by the court, the settlement is expected to conclude the complex litigation that has been ongoing for over ten years.  The United States and the State of Wisconsin provide Glatfelter with covenants not to sue for all claims related to the remediation of the Lower Fox River and Green Bay site, as well as contribution protection for related litigation matters.

Glatfelter, in turn, will waive any claim for reimbursement for the Governments’ over-recovery of natural resource damages, which the Court previously ruled Glatfelter is entitled to.  Glatfelter and the Governments will ask the district court to vacate those rulings.  Glatfelter will also grant covenants not to sue to the United States and the State of Wisconsin and agree to relinquish its claims for recovery of costs against other responsible parties.  Glatfelter will withdraw its appeal of the NCR consent decree presently pending in the United States Court of Appeals for the Seventh Circuit.

If the court approves and enters this consent decree and NCR, Georgia-Pacific, and Foth perform their obligations as they contractually committed, Glatfelter will no longer face uncertainty with respect to the Fox River PCB matter except for the amount of future government oversight costs.  The terms of the consent decree are consistent with Glatfelter’s expectations in previously setting its reserves for this matter and, as a result, the reserve will not be increased.  The reserve for this matter totaled $45 million at September 30, 2018.  Glatfelter expects to pay $20.6 million to $23.0 million in 2019 related to this matter including the $20.5 million to resolve all past government claims.

Glatfelter was represented in negotiation of this settlement as well as the underlying litigation, by Greenberg Traurig, LLP.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward- looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications.  Headquartered in York, PA, the Company’s net sales approximate $950 million annually with customers in over 100 countries and approximately 2,300 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.

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